Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Third Quarter 2014 Results:

•	4% Sequential Revenue Growth;

•	4% Sequential Increase in Consultants on Billing;

•	$0.20 Diluted Earnings Per Share from Continuing Operations;

PITTSBURGH, PA – October 22, 2014 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the third quarter ended September 30, 2014.

Third Quarter Results:

Revenues from continuing operations for the third quarter of 2014 totaled $28.6 million, which represented a 4% sequential improvement over second quarter 2014 performance and a modest increase over the corresponding quarter last year. Gross profit from continuing operations in the third quarter of 2014 was $5.2 million which compared to $5.1 million in the second quarter of 2014 and $5.3 million in the third quarter of 2013. Consolidated net income from continuing operations for the third quarter 2014 totaled $879,000 or $0.20 per diluted share, which was in-line with last quarter’s performance and compared to $999,000 or $0.23 per diluted share during the same period last year.

Demand for our IT staffing services remained in-line with activity levels of a quarter ago. Our ratio of new assignment wins-to-activity levels improved during the recent quarter and, accordingly, we were able to increase our billable consultant-base by approximately 4-percent. Gross margins in the third quarter of 2014 were 18.3% compared to 18.9% reported a year earlier. Compensation increases in excess of bill rate increases and slightly lower margins on new assignments in our wholesale channel impacted overall margins during the quarter.

Kevin Horner, Mastech’s Chief Executive Officer stated, “I’m pleased to report that we have essentially recovered all of our billable consultant headcount that was lost in the surprise project termination during the previous quarter. As I communicated in our last earnings call, third quarter’s revenue and gross profit performance would be impacted by this unexpected project termination. As a result of this recovery, we were able to achieve 4% sequential growth in both revenues and billable consultants during the third quarter. Additionally, we continued to invest for growth during the quarter by ramping-up the production side of our business with the aggressive hiring of recruitment resources at both of our facilities in India and sales staff in the U.S. While these hires constrained our bottom-line results in the third quarter, they will allow us to better service the demand side of our business going forward.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our financial position at September 30, 2014 remains strong, with no short-term borrowings outstanding, cash balances on hand of $2.5 million and $17.4 million of borrowing capacity. During the quarter, the Company purchased for Treasury 32,271 shares of common stock, at an average share price of $12.14, and have approximately 495,000 shares that are available for purchase under our existing stock repurchase program.”

In conjunction with its third quarter earnings release, Mastech will host a conference call at 9:00 A. M. ET on October 22, 2014 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through October 29, 2014.

About Mastech Holdings, Inc.:

Leveraging the power of 27 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2013.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$2,548	$424
Accounts receivable, net	15,774	15,011
Prepaid and other current assets	940	822
Deferred income taxes	161	143

Total current assets	19,423	16,400

Equipment, enterprise software and leasehold improvements, net	498	174

Deferred income taxes	197	248

Deferred financing costs, net	56	19

Non-current deposits	211	210

Total assets	$20,385	$17,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$12
Accounts payable	1,478	2,026
Accrued payroll and related costs	6,245	5,202
Deferred revenue and other liabilities	471	351

Total current liabilities	8,194	7,591

Total liabilities	8,194	7,591

Shareholders’ equity:
Common stock, par value $0.01 per share	51	50
Additional paid-in capital	12,686	11,924
Retained earnings	3,242	601
Accumulated other comprehensive income	6	16
Treasury stock, at cost	(3,794)	(3,131)

Total shareholders’ equity	12,191	9,460

Total liabilities and shareholders’ equity	$20,385	$17,051

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2014	2013	2014	2013

Revenues	$28,634	$28,283	$84,974	$78,418

Cost of revenues	23,407	22,948	69,416	63,739

Gross profit	5,227	5,335	15,558	14,679

Selling, general and administrative expenses	3,788	3,659	11,306	10,902

Income from operations	1,439	1,676	4,252	3,777

Other income/(expense), net	(33)	(65)	(11)	(73)

Income from continuing operations before income taxes	1,406	1,611	4,241	3,704

Income tax expense	527	612	1,600	1,396

Net income from continuing operations	879	999	2,641	2,308

Net income from discontinued operations	—	481	—	536

Net Income	$879	$1,480	$2,641	$2,844

Earnings per share:
Basic:
Continuing operations	$0.20	$0.24	$0.61	$0.55
Discontinued operations	—	0.11	—	0.13

Total	$0.20	$0.35	$0.61	$0.68

Diluted:
Continuing operations	$0.20	$0.23	$0.59	$0.54
Discontinued operations	—	0.11	—	0.12

Total	$0.20	$0.34	$0.59	$0.66

Weighted average common shares outstanding:
Basic	4,330	4,190	4,319	4,183

Diluted	4,464	4,320	4,461	4,301